EXHIBIT 99.30

PolyMet Mining Corp.
390 - 3600 Lysander Lane
Richmond, BC V7B 1C3
CANADA

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with PolyMet Mining Corp., a British Columbia company (the “Company”), as follows:

1.           Subject to the terms and conditions of this subscription agreement (this “Subscription Agreement”), the Investor will purchase from the Company, and the Company will issue and sell to the Investor on a private placement basis, an aggregate of 15,000,000 common shares (the “Shares”) of the Company, no par value (the “Common Shares”), for a purchase price of US$2.00 per Share, in three separate Closings (as defined below) as set forth in Paragraph 2 (the “Offering”).

2.           The Closings shall occur on each Closing Date (as defined below) at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174. Subject to the satisfaction (or waiver) of the conditions set forth in Paragraphs 9 and 10:

(a)           The closing (the “First Closing”) of the purchase and sale of the first 5,000,000 Shares (the “First Shares”) shall occur on the earlier of (i) the tenth Business Day following the Investor’s initial approval of the Company’s three-year operating budget (as initially approved by the Investor, together with any amendment from time to time by mutual agreement of the Company and the Investor, the “Budget”) with respect to the Company’s permitting and associated activities relating to the development of the Company’s NorthMet mine and Erie Plant facilities in St. Louis County, Minnesota (together with all related property and assets, the “Project”), and (ii) January 17, 2011 (the “First Closing Date”).

(b)           The closing (the “Second Closing”) of the purchase and sale of the second 5,000,000 Shares (the “Second Shares”) shall occur on the earlier of (i) the date of the Company’s funding requirement as set forth in the Budget, and (ii) October 17, 2011 (the “Second Closing Date”).

(c)           The closing (the “Third Closing”, and collectively with the First Closing and the Second Closing, the “Closings”) of the purchase and sale of the third 5,000,000 Shares (the “Third Shares”) shall occur on the earlier of (i) the date of the Company’s funding requirement as set forth in the Budget, (ii) the tenth Business Day following receipt by the Company of key permits, in forms reasonably acceptable to the Investor, that enable the Company to begin construction of the Project, and (iii) October 15, 2012 (the “Third Closing Date”, and collectively with the First Closing Date and the Second Closing Date, the “Closing Dates”).  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

Notwithstanding any other provision of this Subscription Agreement, the Investor may, in its sole discretion, cause any one or more of the Closings to occur prior to the applicable Closing Date in respect of such Closing or Closings, by providing 10 days prior written notice to the Company, which notice shall specify the date upon which such Closing or Closings shall occur.

3.           The Company shall promptly upon receipt of this executed subscription agreement issue a press release and file a Report of Foreign Private Issuer on Form 6-K, together disclosing all material aspects of the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by applicable laws, rules and regulations.

4.           The Investor represents and warrants to the Company, as of the date hereof and as of each Closing Date, as set forth below, and acknowledges that the Company is relying upon these representations and warrants in connection with the entering into of this Subscription Agreement:

(a)           The Investor has all necessary approvals of its directors, partners, shareholders or trustees and all requisite power and authority to execute and deliver the Agreement, to perform all of its obligations hereunder, and to undertake all actions required of the Investor hereunder.

(b)           The Investor is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation.

(c)           This Subscription Agreement has been duly and validly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of the Investor, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

.           (d)           The execution, delivery and performance by the Investor of this Subscription Agreement and the completion of the transactions contemplated hereby do not and will not result in a breach of or default under any of the Investor’s constating documents, by-laws or resolutions or any agreement to which the Investor is a party or by which it is bound

(e)           The Investor is resident in the jurisdiction specified under the heading “Address” on the Investor Signature Page below. The Investor understands there are risks associated with an investment in the Shares, the common share purchase warrant to be issued pursuant to the Amendment and Waiver (the “New Warrant”) and the underlying Common Shares (collectively, the “Securities”) and that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of investing in the Securities and there is no government or other insurance covering the Securities. The Investor confirms that it has been advised to consult its own legal and financial advisors with respect to the suitability of the Securities as an investment for the Investor and, except as otherwise provided herein, has not relied upon any statements made by or purporting to have been made on behalf of the Company in deciding to subscribe for Securities; it has been independently advised by its own legal counsel as to the full particulars of restrictions with respect to trading in the Shares and the Common Shares issuable upon exercise of the New Warrant imposed by applicable securities laws, it confirms that no representation (written or oral) has been made to it by or on behalf of the Company with respect thereto, it acknowledges that it is aware of the fact that it may not be able to resell the Shares or the Common Shares issuable upon exercise of the New Warrant except in accordance with limited exemptions under applicable securities laws until expiry of the applicable “hold period” or “restricted period” and in compliance with the other requirements of applicable securities laws and that it is solely responsible for compliance with such resale restrictions, and it agrees that any certificate representing the Shares and the Common Shares issuable upon exercise of the New Warrant will bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR: (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) INSIDE THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS, AFTER PROVIDING AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE ISSUER TO THAT EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS OF STOCK EXCHANGES IN CANADA.

NEITHER THE SECURITIES REPRESENTED HEREBY [NOR THE COMMON SHARES TO BE ISSUED UPON THEIR EXERCISE] HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THESE SECURITIES MAY NOT BE EXERCISED IN THE UNITED STATES BY OR ON BEHALF OF A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) OR A PERSON IN THE UNITED STATES UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE, AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE ISSUER TO THAT EFFECT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY [AFTER THE DISTRIBUTION DATE].

The Investor acknowledges that it and/or the Company may be required to provide applicable securities regulatory authorities with certain information relating to the issuance of the Securities and the Investor agrees that it will provide to the Company, on request, such information as may be reasonably required by the Corporation in order to comply with the foregoing.

(f)           The Investor is: (i) purchasing the Shares as principal for an acquisition cost of not less than $150,000 paid in cash at the time of the trade and was not created or used solely to purchase or hold the Securities in reliance on the dealer registration and prospectus exemptions set forth in Sections 2.10 and 3.10 of National Instrument 45-106 - Prospectus and Registration Exemptions (“NI 45-106”); or (ii) an “accredited investor” as defined in NI 45-106 and is purchasing the Shares, or deemed by NI 45-106 to be purchasing the Shares, as principal and it was not created solely to purchase or hold the Securities nor is it a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction.

(g)           The Investor: (i) has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment in the Securities and has so evaluated the merits and risks of such investment; (ii) is capable of assessing the proposed investment in the Securities as a result of the Investor’s own experience or as a result of advice received from a person registered under applicable securities legislation; (iii) is aware of the characteristics of the Securities and the risks relating to an investment therein; and (iv) is able to bear the economic risk of loss of its investment in the Securities.

(h)           The Investor confirms that neither of the Company, nor any of its directors, employees, officers, affiliates, or agents have made any representations (written or oral) to the Investor regarding the future value of the Securities.

(i)           The Investor is acquiring the Securities for its own account, or an account over which it has investment discretion, and not with a view towards, or for resale in connection with, the public sale or distribution thereof.  The Investor does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities.  The Investor is not a broker-dealer registered with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(j)           At the time the Investor was offered the Securities, it was, at the date hereof it is, and on each Closing Date and on each date on which it exercises the New Warrants it will be, either (i) an “accredited investor” as defined in Rule 501(a) under the United States Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(k)           The Investor and its advisors and representatives have done such due diligence and other investigation of the Company as the Investor has determined, after consultation with its advisors and representatives, is appropriate in the circumstances.  The Investor and its advisors and representatives have been furnished with all documents, information and due diligence materials that have been requested by the Investor and/or its advisors and representatives.  The Investor and its advisors and representatives have been afforded the opportunity to ask questions of representatives of the Company.  Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors or representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein.

(l)           No person will have, as a result of the transactions contemplated by this Subscription Agreement, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Investor.

(m)           The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(n)           The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(o)           The Investor understands that the Securities are “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable state laws and regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Securities have not been and, except as contemplated in the registration rights agreement between the Company and the Investor dated of even date herewith (the “Registration Rights Agreement”), are not required to be registered for resale under the Securities Act or any state securities laws, and may be offered for resale, assigned or transferred (each, a “transfer”) pursuant only to (A) an effective registration statement under the Securities Act, (B) Regulation S under the Securities Act, or (C) an applicable exemption from registration under the Securities Act, provided that in connection with the transfer of the Securities pursuant to (C) above, the Investor shall have delivered to the Company an opinion of counsel of recognized standing, reasonably satisfactory to the Company and its counsel, to the effect that such Securities may be transferred without registration under the Securities Act, including pursuant to Section 4(1) under the Securities Act or Rule 144 promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”), provided that no such opinion shall be required in the event of any such proposed transfer pursuant to Rule 144 where there is no current information requirement and provided further that in connection with any resale pursuant to (B) above the Investor shall have delivered a declaration in such form as the Company may prescribe from time to time, and, if required by the registrar and transfer agent for the Securities, an opinion of counsel of recognized standing reasonably satisfactory to the Company and its counsel, to the effect that the proposed resale may be effected without registration under the Securities Act. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Common Shares shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement.

(p)           The Investor understands that the offer, sale and issuance of the Securities is conditional upon such offer, sale and issuance (and, if applicable, the issuance of the Common Shares issuable upon exercise of the New Warrant) being exempt from the requirements to file and obtain a receipt for a prospectus or to deliver an offering memorandum, and the requirement to be a registered dealer, or upon the issuance of such orders, consents or approvals as may be required to enable such sale (or issuance, as the case may be) to be made without complying with such requirements, and that as a consequence of acquiring the Securities (including the Common Shares issuable upon exercise of the New Warrant) pursuant to such exemptions: (i) certain protections, rights and remedies provided by applicable securities legislation, including statutory rights of rescission or damages in the event of a misrepresentation will not be available to the Investor in connection with the purchase and sale of the Securities (as well as the issuance of the Common Shares issuable upon exercise of the New Warrant); (ii) securities laws may not provide the Investor with an adequate remedy in the event that the Investor suffers investment losses in connection with the Securities subscribed for; (iii) the Investor may not receive information that would otherwise be required to be given under securities laws; and (iv) the Company is relieved from certain obligations that would otherwise apply under applicable securities laws.

(q)           Except as otherwise provided herein, the Investor has relied solely upon publicly available information relating to the Company and not upon any oral or written representation as to fact or otherwise made by or on behalf of the Company and the Investor has not received or been provided with, nor has it requested, nor does it have any need to receive, any prospectus, offering memorandum or any other document (other than annual financial statements, interim financial statements or any other document (excluding offering memoranda, prospectuses or other offering documents) the content of which is prescribed by statute or regulation and which has been publicly filed on the System for Electronic Data, Analysis and Retrieval (“SEDAR”)) describing the business and affairs of the Company, which has been prepared for delivery to and reviewed by prospective purchasers in order to assist them in making an investment decision in respect of securities of the Company.

(r)           As of the date hereof and upon consummation of the transactions contemplated under the Amendment and Waiver (as defined below), the Investor is the direct or indirect beneficial owner, or exercises control or direction over, the securities of the Company set out on the Investor Signature Page hereto.

(s)           Neither the Investor nor any person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, as of the date of this Subscription Agreement, engaged in any transactions in the securities of the Company or has violated its obligations of confidentiality with respect to the Offering since the time that the Investor was first contacted by the Company or its agents with respect to the transactions contemplated hereby.  The Investor covenants that neither it, nor any person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company prior to the time that the transactions contemplated by this Subscription Agreement are publicly disclosed.  Notwithstanding the foregoing, in the case of an Investor and/or its affiliates that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Investor’s or affiliates assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s or affiliates assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio managers that have knowledge about the financing transaction contemplated by this Subscription Agreement.

(t)           The Investor has sufficient funds to pay the aggregate subscription price in accordance with the terms of this Subscription Agreement.

5.           The Company represents and warrants to the Investor, as of the date hereof and as of each Closing Date, as set forth below, and acknowledges that the Investor  is relying upon these representations and warrants in connection with the entering into of this Subscription Agreement:

(a)           The Company has all necessary approvals of its directors and shareholders and all requisite power and authority to execute and deliver the Agreement, to perform all of its obligations hereunder, and to undertake all actions required of the Company hereunder.

(b)           The Company is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(c)           This Subscription Agreement has been duly and validly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies

(d)           The execution, delivery and performance by the Company of this Subscription Agreement and the completion of the transactions contemplated hereby do not and will not result in a violation of any law, regulation, order or ruling, including securities laws, applicable to the Company, and do not and will not constitute a breach of or default under any of the Company’s constating documents, by-laws or resolutions or any agreement to which the Company is a party or by which it is bound.

(e)           The SEDAR database contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the Canadian Securities Administrators (the “CSA”) by the Company since January 1, 2008 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “CSA Documents”). The Company has filed with or furnished to the CSA each report, schedule, form, statement or other document or filing required by law to be filed or furnished since January 1, 2008, and none of the CSA Documents at the time it was filed or furnished contained any untrue statement of a material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Except to the extent that information contained in any CSA Document filed or furnished and publicly available (a “Filed CSA Document”) has been revised or superseded by a later filed or furnished Filed CSA Document, none of the CSA Documents contains any untrue statement of a material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  The comparative financial statements (including the related notes) of the Company included in the CSA Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the rules of the CSA with respect thereto, have been prepared in accordance with generally accepted accounting principles in effect from time to time in Canada (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments and provided that such unaudited interim financial statements may omit notes that are not required in the unaudited financial statements).

(f)           The Company has filed all periodic reports (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC (“SEC”) since January 1, 2008 (such reports, as respectively amended since the time of their respective filings, “Company SEC Reports”). The Company SEC Reports: (a) were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such Company SEC Reports, and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in the case of each of the preceding clauses (a) and (b) to the extent corrected on or prior to the date of this Subscription Agreement, by the filing of the applicable amending or superseding Company SEC Reports. None of the Company SEC Reports is the subject of outstanding SEC comments or, to Company’s knowledge, ongoing SEC review.

(g)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any person or entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Subscription Agreement, except for such filings and notifications as may be required to be made by the Company with the CSA, the SEC or pursuant to state or local securities laws or the rules and regulations of the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange Amex (the “NYSE Amex”).  Assuming the accuracy of each of the representations and warranties set forth in Paragraph 4, the issue of the Securities is exempt from the prospectus and registration requirements of Canadian securities laws and from registration under the Securities Act and any applicable U.S. state securities or “Blue Sky” laws and, if effected in the manner contemplated under this Subscription Agreement, such issuance will be in accordance with the rules of the TSX and the NYSE Amex.

(h)           Upon the applicable Closing, the Shares will be duly authorized and validly issued and outstanding Common Shares registered in the name of the Investor (or as it may direct in writing) and upon receipt of the purchase price by the Company, the Shares will be fully paid and non-assessable and shall be free and clear of any liens.

(i)           The issuance of the Securities by the Company under this Subscription Agreement does not contravene, conflict with or result in a violation of the Company’s constating documents, by-laws or the terms of any agreement or instrument to which the Company is a party or by which it is bound.

(j)           Neither the Company, nor any of its subsidiaries or its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.  The Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

(k)           None of the Company, its subsidiaries, any of its  affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of shareholders of the Company for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company, its subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(l)           The Company is not and, after giving effect to the offering and sale of the Shares as described in this Subscription Agreement and the application of the proceeds thereof, will not be an “investment company” as defined in the United States Investment Company Act of 1940.

6.           This Subscription Agreement will involve no obligation or commitment of any kind until this Subscription Agreement is accepted and countersigned by or on behalf of the Company.  The Investor acknowledges and agrees that the Investor’s receipt of the Company’s counterpart to this Subscription Agreement shall constitute written confirmation of the Company’s offering and sale of Shares to such Investor.

7.           All covenants, agreements, representations and warranties herein will survive the execution of this Subscription Agreement, the delivery of the Shares being purchased and the payment therefor.  Any investigation by or knowledge of the Investor and its advisors shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Subscription Agreement.

8.           (a)           On or prior to the First Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(i)           this Subscription Agreement, the Registration Rights Agreement, the Amendment and Waiver Agreement among the Company, the Investor and PolyMet Mining Inc., dated of even date herewith (the “Amendment and Waiver”), and the Common Share Purchase Warrant to purchase 3,000,000 Common Shares at $2.00 per share, in each case, duly executed by the Company; and

(ii)           the share certificate evidencing the First Shares.

(b)           On or prior to the Second Closing, the Company shall deliver or cause to be delivered to the Investor the share certificate evidencing the Second Shares.

(c)           On or prior to the Third Closing, the Company shall deliver or cause to be delivered to the Investor the share certificate evidencing the Third Shares.

9.           The obligation of the Investor hereunder to purchase the First Shares, Second Shares and Third Shares at the applicable Closing is subject to the satisfaction, at or before the applicable Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have delivered to the Investor the applicable deliverables set forth in Paragraph 8.

(b)           The Investor shall have received the opinions of Farris, Vaughan, Wills & Murphy LLP and Troutman Sanders LLP (or other counsel reasonably satisfactory to the Investor) dated as of the applicable Closing Date covering the matters set forth on Exhibit A and Exhibit B hereto.

(c)           The representations and warranties of the Company shall be true and correct in all respects as of the date when made and as of the applicable Closing Date as though made at that time, and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company prior to the applicable Closing Date and the Investor shall have received a certificate signed on behalf of the Company by the chief financial officer and chief executive officer to such effect and certifying the matters referred to in Paragraphs 9(e) through (h) inclusive.

(d)           Receipt by the Investor from the Company of a copy of resolutions adopted by its Board of Directors approving the execution of this Subscription Agreement and the consummation of the transactions contemplated herein, certified to be true, accurate and complete, in full force and effect as of the applicable Closing Date.

(e)           The Company shall have obtained all governmental or regulatory consents and approvals, if any, necessary for the sale of the First Shares, Second Shares and Third Shares, as the case may be, including customary TSX and NYSE Amex share listing approval with respect to the Shares.

(f)           There shall be no actions, suits or proceedings to prohibit, condition or materially limit the ownership or full rights of ownership of any of the Shares and no order, ruling or determination having the effect of suspending the issuance or ceasing the trading of any of the Shares having been issued or made by any stock exchange, securities commission, court or other regulatory authority and be continuing in effect.

(g)           The Company shall not have (i) become insolvent, (ii) dissolved, (iii) ceased to do business, (iv) filed for bankruptcy, (v) have filed against it a petition in bankruptcy or (vi) taken, or failed to oppose, any action in furtherance the foregoing.

(h)           Only with respect to the First Closing, the Budget shall have been mutually agreed by the Company and the Investor and a copy thereof delivered to the Investor.

10.           The obligation of the Company hereunder to issue and sell the First Shares, Second Shares and Third Shares to the Investor at the applicable Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a)           Only with respect to the First Closing, the Investor shall have duly executed and delivered to the Company this Subscription Agreement, the Registration Rights Agreement and the Amendment and Waiver.

(b)           The Investor shall have delivered to the Company the purchase price for the First Shares, Second Shares and Third Shares, as the case may be, being purchased by the Investor at the applicable Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)           The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time, and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Investor prior to the applicable Closing Date and the Company shall have received a certificate signed on behalf of the Investor by two senior officers of the Investor to such effect.

(d)           The offering, sale and issuance of the First Shares, Second Shares or Third Shares, as the case may be, by the Company shall not be prohibited by any law or governmental order or regulation.

11.           The Investor will have a right of first refusal, on the terms and conditions set forth in this Paragraph 11, to provide all material financings of the Company not covered under Paragraph 12 hereof, that occur at any time when the Investor and any of its affiliates are the beneficial owners of 10% or more of the issued and outstanding Common Shares of the Company (determined in accordance with Rule 13d-3 of the Securities Act). For any such financing during such period, the Company shall give at least five Business Days advance written notice to the Investor prior to such financing by providing to the Investor a term sheet which contains all significant terms and conditions of such proposed financing.   If the Investor elects to exercise its right of first refusal for a particular financing, it shall deliver written notice to the Company within five Business Days following receipt from the Company of the notice that states that the Investor has elected to exercise the right of first refusal granted to it in this Subscription Agreement and to provide the financing to the Company upon the same terms and conditions as set forth in term sheet provided to the Investor.  If, subsequent to the Company giving notice to the Investor hereunder, the terms and conditions of the proposed financing are changed from those disclosed in the term sheet provided to the Investor, the Company shall be required to provide a new notice and term sheet meeting the requirements of this Paragraph 11, reflecting such revised terms, to the Investor hereunder and the Investor shall have the right, which must be exercised within two Business Days of the date the Investor receives such new notice and such revised term sheet, to exercise its right of first refusal on such changed terms and conditions and otherwise as provided hereunder.  If the Investor does not exercise its right of first refusal with respect to a proposed financing within the period or periods provided, or affirmatively declines to engage in such proposed financing with the Company, then the Company may proceed with such proposed financing on the same terms and conditions as noticed to the Investor.  Notwithstanding anything herein to the contrary, failure of the Investor to affirmatively elect in writing exercise its right of first refusal in any proposed financing within the required time frames shall be deemed to be the equivalent of the Investor’s decision not exercise its right of first refusal.

12.           The Investor will have a right to participate, on the terms and conditions set forth in this Paragraph 12, in all sales by the Company of its equity securities or any securities convertible into or exchangeable or exercisable for such securities in a capital raising transaction, that occur at any time when the Investor or any of its affiliates are the beneficial owner of 5% or more of the issued and outstanding Common Shares of the Company (determined in accordance with Rule 13d-3 of the Securities Act), other than (i) any such sale that is a public offering underwritten on a firm commitment basis and registered with the Commission under the Securities Act with proceeds to the Company of at least US$5.0 million, (ii) an Exempt Issuance, and (iii) subject to Paragraph 13, a bought deal financing in Canada. For any such transaction during such period, the Company shall give at least ten Business Days advance written notice to the Investor prior to any offer or sale of any of the Company’s securities in such transaction by providing to the Investor a term sheet which contains all significant business terms of such proposed transaction.  The Investor shall have the right to participate in such proposed transaction and to purchase its Pro Rata Share of such securities which are the subject of such proposed transaction for the same consideration and on the same terms and conditions as contemplated for sales to third parties in such transaction (or such lesser portion thereof as specified by the Investor).  If the Investor elects to exercise its rights hereunder for a particular transaction, it shall deliver written notice to the Company within ten Business Days following receipt from the Company of the notice that states that the Investor has elected to exercise the right granted to it in this Paragraph 12 and to participate in the capital raising transaction upon the same terms and conditions as set forth in term sheet provided to the Investor.  If, subsequent to the Company giving notice to the Investor hereunder, the terms and conditions of the proposed sale to third parties in such transaction are changed from those disclosed in the term sheet provided to the Investor, the Company shall be required to provide a new notice and term sheet meeting the requirements of this Paragraph 12, reflecting such revised terms, to the Investor hereunder and the Investor shall have the right, which must be exercised within ten Business Days of the date the Investor receives such new notice and such revised term sheet, to exercise its rights to purchase the securities on such changed terms and conditions and otherwise as provided hereunder.  If the Investor does not exercise its rights hereunder with respect to a proposed transaction within the period or periods provided, or affirmatively declines to engage in such proposed transaction with the Company, then the Company may proceed with such proposed transaction on the same terms and conditions as noticed to the Investor.  Notwithstanding anything herein to the contrary, failure of the Investor to affirmatively elect in writing to participate in any proposed transaction within the required time frames shall be deemed to be the equivalent of the Investor’s decision not to participate in such proposed transaction.   “Exempt Issuance” means the issuance of (a) Common Shares or options to employees, officers, directors or consultants of the Company pursuant to (i) any existing stock or option plan, or (ii) any share or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) options issued to new employees, and (c) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Subscription Agreement.  “Pro Rata Share” means with respect to each capital raising transaction an amount equal to the product obtained by multiplying (a) an amount equal to the securities being issued in such capital raising transaction times (b) a fraction of which the numerator is the number of shares of all Common Stock beneficially owned by the Investor at the time the Pro Rata Share is being determined (including shares of Common Stock issuable upon conversion of shares of warrants and debentures), and the denominator is all of the outstanding Common Shares (including shares of Common Stock issuable upon conversion or exercise of warrants, debentures, options and other securities that are exercisable, convertible or exchangeable into Common Shares that are outstanding at that time).

13.           Notwithstanding Paragraph 12, if the Company proposes to sell its equity securities or securities convertible into or exchangeable or exercisable for such securities in a bought deal financing in Canada, then the Company shall give at least five Business Days advance written notice to the Investor prior to the expected launch date of the bought deal financing and the expected terms and conditions of said financing. Within ten Business Days following the closing of the bought deal transaction, the Investor shall have the right to purchase, on the same terms and conditions, its Pro Rata Share of such securities sold in the bought deal financing that the Investor would have been entitled to purchase if Paragraph 12 had applied.  The Investor must provide written notice to the Company of its election to exercise its right granted to it in this Paragraph 13 within five Business Days following the launch of the bought deal transaction. Notwithstanding anything herein to the contrary, failure of the Investor to affirmatively elect in writing to exercise its rights pursuant to this Paragraph 13 within the required time frames shall be deemed to be the equivalent of the Investor’s decision not to exercise its rights under this Paragraph 13.

14.           The Company and the Investor acknowledge that simultaneously with the execution of this Subscription Agreement, they will each execute and deliver an Amendment and Waiver, pursuant to which, among other things, the Company and the Investor will (a) amend certain provisions of (i) the Purchase Agreement, dated as of October 31, 2008, as amended (the “Purchase Agreement”), (ii) the Company’s outstanding Floating Rate Secured Debentures held by the Investor and issued pursuant to the Purchase Agreement, and (iii) the warrant to purchase Common Shares in an amount equal to the principal amount of the Floating Rate Secured Debentures held by the Investor and issued pursuant to the Purchase Agreement; (b) cancel the warrant to purchase up to 6,250,000 Common Shares that is held by the Investor and was issued pursuant to the Purchase Agreement; and (c) terminate the Investor’s commitment to purchase any further Floating Rate Secured Debentures under the Purchase Agreement.

15.           All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified domestic mail, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, or (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

If to the Company, to:

PolyMet Mining Corp. 390 - 3600 Lysander Lane Richmond, BC V7B 1C3 CANADA Attention: Douglas J. Newby, Chief Financial Officer Facsimile: (604) 248-0940

with a copy to:

Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Attention: Henry I. Rothman, Esq. Facsimile: (212)704-5950

 If to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

16.           The Company acknowledges that the only material, non-public information relating to the Company or its subsidiaries that the Company, its employees or agents has provided to the Investor in connection with the Offering prior to the date hereof is the existence of the Offering.

17.           This Subscription Agreement may be terminated by the Investor or the Company, by notice to the other party, if any of the conditions set forth in Paragraphs 9 and 10, as the case may be, have not be satisfied or waived at or before the applicable Closing; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party.

18.           This Subscription Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.  This Subscription Agreement will be governed by the internal laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law). This Subscription Agreement may be executed in one or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file.

[signature page follows]

INVESTOR SIGNATURE PAGE

Number of First Shares	5,000,000
Number of Second Shares	5,000,000
Number of Third Shares	5,000,000
Purchase Price Per Share:	$2.00
Aggregate Purchase Price:	$30,000,000

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: November 12th, 2010

GLENCORE AG
INVESTOR

By:  /s/ Stefan Peter

Print Name: Stefan Peter
Title: Officer

By:  /s/ Barbara Bodmer

Print Name: Barbara Bodmer
Title: Officer

Taxpayer Idientification Number:

Address:

SECURITIES OF THE COMPANY BENEFICIALLY OWNED OR CONTROLLED BY THE INVESTOR:

The Investor holds Floating Rate Secured Debentures due September 30, 2012 of Poly Met Mining, Inc., the Company’s wholly-owned subsidiary (the “Subsidiary”), in the aggregate principal amount of $25,000,000, plus capitalized interest of $2,200,000 (the “Outstanding Debentures”).

The Investor holds a warrant, exercisable from time to time, to purchase the Company’s common shares in an amount equal to the principal amount of the Outstanding Debentures divided by $4.00.

The Investor holds a warrant, exercisable from time to time, to purchase the Company’s common shares in an amount equal to the principal amount of the Tranche E Debenture divided by $2.65.

The Investor holds a warrant, exercisable from time to time, to purchase up to 3,000,000 Common Shares at $2.00 per Common Share.

The Investor owns directly 9,433,962 common shares of the Company.

SUBSCRIPTION AGREEMENT

Agreed and Accepted November 12th, 2010

POLYMET MINING CORP.

By:  /s/ Douglas Newby

Name: Douglas Newby
Title: Chief Financial Officer